Exhibit 99.1

Aspen Technology Acquires Mnubo and Sabisu to Deliver Scalable AI-Driven Solutions for the Smart Enterprise
July 12, 2019
Aspen Technology, Inc. (NASDAQ: AZPN), a global leader in asset optimization software, has signed an agreement to acquire Mnubo Inc., a Montreal-based provider of purpose-built artificial intelligence (AI) and analytics infrastructure for the Internet of Things (IoT). Mnubo enables industrial companies to assemble and deploy AI-driven IoT applications quickly, at enterprise scale. The Mnubo technology will accelerate the realization of AspenTech’s vision for the next generation of asset optimization solutions that combine deep process expertise with AI and machine learning. The acquisition is expected to close within the next five business days.
In addition to deploying AI-powered applications, the ability to visualize vast quantities of information and analyzed data is critical to the evolution of the smart enterprise. To further enhance these capabilities AspenTech has acquired Sabisu Ltd., a UK-based company that provides a flexible enterprise visualization and workflow solution to deliver real-time decision support. AspenTech acquired Sabisu in June 2019.
These acquisitions will enable AspenTech to accelerate the distribution of embedded AI in both its existing and future solutions. By combining first principle engineering models and deep process expertise with AI capabilities, these solutions will enable the automation of knowledge and data-driven decision-making for continuous improvement across the design, operation and maintenance lifecycle of industrial assets.
“With the current pressures on margins, our customers need to yield higher outputs and drive higher efficiencies with existing assets. When expertly applied, AI offers a significant competitive advantage in managing operations to the limits of performance without compromising safety. By bringing the deep domain expertise of AspenTech together with Mnubo AI-driven IoT expertise and Sabisu visualization, we can deliver innovation that helps our customers drive greater value from their existing data at scale. The actionable insights from AIpowered applications will help AspenTech customers to achieve a truly smart enterprise. I am delighted to welcome the highly talented teams from both Mnubo and Sabisu to AspenTech,” commented Antonio Pietri, president and CEO of Aspen Technology.
"The global adoption of AI and IoT technologies is powering the next wave of industrial-digital enterprises. The Mnubo AI and analytics infrastructure was purpose-built to accelerate the digital transformation of traditional industries by democratizing the power of artificial intelligence and machine learning. Our location in Montreal’s world-class AI ecosystem enables AspenTech to establish a Centre of Excellence for these cutting-edge technologies, and to attract some of the best talent in this space. We are very excited to continue to develop innovative AI solutions that target IIoT at enterprise scale, under the AspenTech umbrella,” said Frédéric Bastien, co-founder and CEO of Mnubo.
“Sabisu can aggregate performance data from multiple sources, from historians to spreadsheets, from across the plant, country or world. When made available to engineering, operations, planning and maintenance teams, the comprehensive analysis can be used to significantly enhance uptime and efficiency. We are excited to join AspenTech and develop our technology to achieve actionable data insights that have been previously unobtainable,” said Tim Sharpe, co-founder and managing director of Sabisu.
The purchase price of the Mnubo transaction is agreed at CAD102 million. Financial details for the Sabisu acquisition, which includes Argent & Waugh Ltd., are not disclosed.
About Aspen Technology
Aspen Technology (AspenTech) is a leading software supplier for optimizing asset performance. Its products thrive in complex, industrial environments where it is critical to optimize the asset design, operation and maintenance lifecycle. AspenTech uniquely combines decades of process modeling expertise with machine learning. The company's purpose-built software platform automates knowledge work and builds sustainable competitive advantage by delivering high returns over the entire asset lifecycle. As a result, companies in capital-intensive industries can maximize uptime and push the limits of performance, running their assets safer, greener, longer, faster. Visit AspenTech.com to find out more.
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